Exhibit 99.1

FOR IMMEDIATE RELEASE

U.S. Contacts:

The Abernathy MacGregor Group                                          Tel: 212-371-5999/917-412-3447
Jason Thompson
Erin Moore

U.K. Contacts:

The Maitland Consultancy                                                          Tel: 44 20 7379 5151
Brian Hudspith

Investor Contact:

Aspen Insurance Holdings Limited                                          Tel: 441-295-8201
Julian Cusack, Chief Financial Officer

ASPEN INSURANCE HOLDINGS LIMITED REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS

•	Net income of $85.0 million for first quarter 2004

•	First quarter 2004 combined ratio 66%

HAMILTON, BERMUDA, May 6, 2004 — Aspen Insurance Holdings Limited (NYSE: AHL) today reported net income of $85.0 million, or $1.18 per diluted share, for the three months ended March 31, 2004.

Gross written premiums were $640.2 million for the first quarter 2004.
The combined ratio was 66% for the first quarter 2004.

Chris O'Kane, chief executive officer, said, "We had an outstanding quarter. Our well-rated portfolio continues to deliver strong returns and cash flow, starting us off on an excellent footing for 2004. I am confident that through our diversified portfolio, strong infrastructure and excellent people we can continue to extract the best possible returns."

Net investment income was $12.0 million for the first quarter 2004.

The Company reports separately on its reinsurance and insurance operations. Gross written premiums for the reinsurance segment were $558.9 million for the first quarter 2004. The reinsurance operations reported a combined ratio of 61% for the first quarter 2004. Gross written premiums for the insurance segment were $81.3 million for the first quarter 2004. The insurance operations reported a combined ratio of 81% for the first quarter 2004.

Shareholders' equity increased from $1,299 million at December 31, 2003 to $1,393 million at March 31, 2004.

Earnings conference call

Aspen will hold a conference call today to discuss its first quarter 2004 financial results today, May 6 at 5:30 PM (EDT). Investors may participate in the live conference call by dialing 800-473-6123 (toll-free domestic) or 973-582-2706 (international); passcode: 4677183. Please call to register at least

10 minutes before the conference call begins. A replay of the call will be available for 30 days on Aspen's website at www.aspen.bm and for two days via the telephone starting approximately two hours following the live call on May 6, 2004, and can be accessed at 877-519-4471 (toll-free domestic) or 973-341-3080 (international); passcode: 4677183.

In addition, a financial supplement relating to the Company's financial results for the first quarter 2004 is available in the Investor Relations section of the Company's website at www.aspen.bm.

About Aspen Insurance Holdings Limited

Aspen Insurance Holdings Limited was established in June 2002. Aspen is a Bermudian holding company that provides property and casualty reinsurance in the global market, property and liability insurance principally in the United Kingdom and surplus lines insurance in the United States. Aspen's operations are conducted through its wholly-owned subsidiaries located in London, Bermuda and the United States: Aspen Insurance UK Limited, Aspen Insurance Limited and Aspen Specialty Insurance Company. Aspen's reinsurance segment consists of property reinsurance, casualty reinsurance and specialty reinsurance lines of business. Aspen's insurance segment consists of commercial property insurance and commercial liability insurance lines of business. Aspen's principal existing shareholders include The Blackstone Group, Candover Partners Limited, Wellington Underwriting plc and Credit Suisse First Boston Private Equity. For more information about Aspen, please visit the Company's website at www.aspen.bm.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

This press release may contain, and Aspen may from time-to-time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "expect," "intend," "plan,' "believe," "project," "anticipate," "seek," "will," "project," "estimate," "may," "continue," and similar expressions of a future or forward-looking nature.

All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company's control that could cause actual results to differ materially from such statements. Important events that could cause the actual results to differ include, but are not limited to: the impact of acts of terrorism and acts of war and related legislations; the possibility of greater frequency or severity of or unanticipated losses from natural or man-made catastrophes; the effectiveness of the Company's loss limitation methods; changes in the availability, cost or quality of reinsurance or retrocessional coverage; the loss of key personnel; a decline in the operating subsidiaries' ratings with Standard & Poor's, A.M. Best or Moody's; changes in general economic conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; decrease in demand for the Company's insurance or reinsurance products and cyclical downturn of the industry; and changes in governmental regulation or tax laws in the jurisdictions where the Company conducts business. For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Aspen's Annual Report on Form 10-K for the year ended December 31, 2003, filed with the U.S. Securities and Exchange Commission. Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Summary of Results – Consolidated Income Statement

SUMMARY OF RESULTS — CONSOLIDATED INCOME STATEMENT

	Three Months Ended	Three Months Ended
(in US $ millions)	March 31, 2004	March 31, 2003
UNDERWRITING REVENUES
Gross premiums written	640.2	577.7
Premiums ceded	(130.8)	(168.6)
Net premiums written	509.4	409.1
Change in unearned premiums	(203.6)	(287.5)
Net premiums earned	305.8	121.6

UNDERWRITING EXPENSES
Losses and loss expenses	(124.1)	(70.7)
Acquisition expenses	(59.0)	(26.3)
General and administrative expenses	(18.1)	(7.4)
Total Underwriting Expenses	(201.2)	(104.4)
Underwriting Income	104.6	17.2

OTHER OPERATING REVENUE
Net investment income	12.0	4.9
Interest expense	(0.4)	0.0
Other income	0.0	0.2
Total other operating revenue	11.6	5.1

OPERATING INCOME BEFORE TAX	116.2	22.3

OTHER
Net exchange (losses)	(0.8)	0.0
Net realized investment (losses)	(0.3)	0.0
INCOME BEFORE INCOME TAX	115.1	22.3

Income taxes	(30.1)	(7.1)

NET INCOME AFTER TAX	85.0	15.2
Dividends Paid	(2.1)
Retained Income	82.9	15.2

Components of Net Income (after tax)
Operating income	85.7	15.2
Net realized investment (losses)	(0.2)	0.0
Net realized exchange losses	(0.5)	0.0
NET INCOME AFTER TAX	85.0	15.2

PER SHARE DATA

	Three Months Ended	Three Months Ended
(In US$ except for number of shares)	March 31, 2004	March 31, 2003
Basic earnings per share
Net income	1.23	0.27
Operating income	1.24	0.27

Diluted earnings per share
Net income	1.18	0.27
Operating income	1.19	0.27

Weighted average common shares outstanding	69,178,203	56,919,780
Weighted average common shares outstanding and dilutive potential common shares	72,020,678	56,919,780

Book value per share	20.0	15.6
Diluted book value (treasury stock method)	19.2	15.6

Common shares outstanding at end of the period	69,174,303	56,919,780
Common shares outstanding and dilutive potential common shares at end of the period	72,046,579	56,919,780

Consolidated Balance Sheet

(in US$ millions)	March 31, 2004	December 31, 2003
ASSETS
Investments
Fixed Maturities	1,211.2	1,048.1
Short term investments	661.7	568.2
Total Investments	1,872.9	1,616.3

Cash and cash equivalents	185.8	230.8
Reinsurance Recoverables
Unpaid losses	50.7	43.6
Ceded unearned premiums	127.9	48.9
Receivables
Underwriting premiums	713.9	496.5
Other	37.5	40.8
Deferred policy acquisition costs	148.8	94.6
Office properties and equipment	0.9	0.4
Intangible assets	6.6	6.6
Total Assets	3,145.0	2,578.5

LIABILITIES
Insurance Reserves
Losses and loss adjustment expenses	643.4	525.8
Unearned premiums	867.3	572.4
Total insurance reserves	1,510.7	1,098.2

Payables
Reinsurance premiums	112.1	59.9
Accrued expenses and other payables	89.4	81.7
Bank debt	40.0	40.0
Total Liabilities	1,752.2	1,279.8

SHAREHOLDERS' EQUITY
Ordinary shares	1,091.8	1,090.8
Retained earnings	263.6	180.7
Accumulated other comprehensive income, net of taxes	37.4	27.2
Total shareholders' equity	1,392.8	1,298.7
Total Liabilities and Shareholders' Equity	3,145.0	2,578.5

SUMMARIZED CASH FLOW

(in US$ millions)	Three months ended March 31, 2004	Three months ended March 31, 2003
Net cash from operating activities	208.6	62.8
Net cash from investing activities	(254.0)	98.0
Net cash from financing activities	(2.1)	(0.3)
Effect of exchange rate movements on cash and cash equivalents	2.5	(2.8)
Increase in cash and cash equivalents:
Cash at beginning of the period	230.8	9.6
Cash at end of the period	185.8	167.3

Non-GAAP Financial Measures

In presenting the Company's results, management has included and discussed certain "non-GAAP financial measures", as such term is defined in Regulation G. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the Company's results of operations in a manner that allows for a more complete understanding of the underlying trends in the Company's business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measures in accordance with Regulation G is included in the financial supplement, which can be obtained from Aspen's website at www.aspen.bm.

(1)    Annualized Operating Return on Average Equity (ROAE) is a non-GAAP financial measure. Annualized Operating Return on Average Equity is calculated using 1) operating income, as defined below and 2) excludes from average equity, the average after tax unrealized appreciation or depreciation on investments and the average after tax unrealized foreign exchange gains or losses. Unrealized appreciation (depreciation) on foreign exchange on investments is primarily the result of interest rate movements and the resultant impact on fixed income securities, and unrealized appreciation (depreciation) is the result of exchange rate movements between the US dollar and the British pound. Such appreciation (depreciation) is not related to management actions or operational performance, nor is it likely to be realized. Therefore the Company believes that excluding this unrealized appreciation (depreciation) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. Average equity is calculated as the arithmetic average on a monthly basis for the stated periods.

The Company presents ROAE as a measure that it is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

See page 15 of the Company's financial supplement for a reconciliation of operating income to net income and page 12 for a reconciliation of average equity.

(2)    Operating income is a non-GAAP financial measure. Operating income is an internal performance measure used by the Company in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses.

The Company excludes after tax net realized capital gains or losses and after-tax net foreign exchange gains or losses from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. The Company believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, the Company believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze the Company's results of operations in a manner similar to how management analyzes the Company's underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see page 15 of the company's financial supplement for a reconciliation of operating income to net income. The company's financial supplement can be obtained from Aspen's website at www.aspen.bm.

(3) Diluted book value per share is a non-GAAP financial measure. The Company has included diluted book value per share because it takes into account the effect of dilutive securities; therefore, the Company believes it is a better measure of calculating shareholder returns than book value per share. Please see page 15 of the company's financial supplement for a reconciliation of diluted book value per share to basic book value per share. The company's financial supplement can be obtained from Aspen's website at www.aspen.bm.

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